S.W. LAM, INC.

                              LIST OF SUBSIDIARIES


              Name                            Jurisdiction
-----------------------------------      -----------------------
Quality Prince Limited                   British Virgin Islands
Hang Fung Jewellery Company Limited      Hong Kong
Kai Hang Jewellery Company Limited       Hong Kong